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Keith Mabee (216)953-2810
Ira Gamm    (216)953-2812

                  FOR IMMEDIATE RELEASE

                  FIGGIE INTERNATIONAL REPORTS
    THIRD QUARTER SALES INCREASE OF 3%; LOSS OF $15.8 MILLION

      WILLOUGHBY, Ohio -- November 15, 1994 -- Figgie International Inc. (NASDAQ/NMS: FIGIA and FIGI) today reported a 3 percent increase in 1994 third quarter sales of $196.2 million compared with $190.3 million in the second quarter of 1994.  The company also announced an after-tax loss of $15.8 million for the third quarter, or $0.89 per share, compared with a 1994 second quarter after-tax loss of $17.9 million, or $1.00 per share. The company had previously stated that it would report several loss quarters in 1994 following major restructuring actions taken earlier this year.
      For the first nine months of 1994, the company reported a 2 percent sales increase, which totaled $557.7 million, compared with $547.3 million in the same period a year ago, and net losses of
$54.1 million, or $3.04 per share, compared with $8.7 million, or $0.49 per share, in 1993.
      Commenting on third quarter results, Figgie International Chairman Walter M. Vannoy said, "Our profitability turnaround has progressed more slowly than we had earlier anticipated -- due in part to customer uncertainty relating to the extended time frame required to get our August 1 financing agreement in place.
      "Sales from continuing operations have increased
progressively, and losses have declined in each successive quarter in 1994," noted Vannoy. "Since August, bookings at our major divisions have picked up, but the company-wide profit turnaround still lags our expectations.
      "The overall operational trend, therefore, is
unacceptable...we are not satisfied losing money.  This fact, coupled with the potential for year-end restructuring charges associated with our current strategic deliberations, will postpone the company's return to profitability into the first half of 1995," Vannoy continued. "We will be aggressive in making the decisions required to restore the company to profitability."
      Vannoy stated that Figgie International's previously
announced divestiture program is on schedule for completion by year end.
      "This year the company has sold or divested five companies -
- - Safety Supply America, Rawlings Sporting Goods, Advance Security, CASI-RUSCO, and Essick/Mayco. We have executed a definitive agreement to sell our Waite Hill insurance companies, subject to regulatory approval, and we're nearing completion of the Sherwood-Drolet sale," Vannoy noted.
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      He said the board of directors and senior management are
actively engaged in an intensive review of all the company's business units, with the objective of creating a more focused company going into 1995. "We will not hesitate to take any action that is needed in order to restore the company to profitability," Vannoy noted.
      Summarizing comparable year-to-year performance for the third quarter by segment:
            Consumer Products revenues decreased slightly compared with the third quarter of 1994. Interstate
            Engineering benefited from increased sales, although profits were tempered by costs associated with the development and introduction of new product lines. Profits at Taylor Environmental were affected by the 1994 expensing of world class conversion costs as they were incurred.

            Fire Protection and Safety Products sales declined 10.4%, primarily due to "Automatic" Sprinkler's lower construction contracts and increased competition between contractors for fewer jobs. Increased sales were reported from Scott Aviation's Health and Safety business. Segment profits declined primarily from "Automatic" Sprinkler's decreased volume and increased manufacturing costs at Fire Protection.

            The Machinery and Allied Products segment's sales increased 42.2% from the third quarter in 1993. Snorkel's sales increased significantly due to improved market conditions for elevated work platforms and last year's Midwest flood that negatively impacted the division's operations. Snorkel also benefited in this year's third quarter from $9 million pre-tax in proceeds from business interruption insurance. Safway Steel's sales increases were the result of large distributor orders for scaffolding and several industrial maintenance contracts. Operating profit for the segment was up significantly to $7.6 million due to lower manufacturing conversion costs at Packaging Systems, the proceeds from Snorkel's insurance recovery and Snorkel's higher sales volume.

            The Technical Products segment's sales decreased $2.9 million due to a reduction in airline orders at Scott Aviation and Hartman Electrical and a decline in government spending. Hartman Electrical's turnaround program showed significantly improved results in the third quarter, with the division generating a small profit. Segment operating profit was $4.2 million, due principally to profit improvements at Hartman and Scott.

            The Services segment's profits declined due to higher financing costs at Financial Services.

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
                                                  FIGGIE INTERNATIONAL INC.
                                                       FINANCIAL DATA
                                      For the Periods Ended September 30, 1994 and 1993
                                          (in thousands, except for per share data)

                                         For the Three Months Ended September 30     For the Nine Months Ended September 30

                                                    1994             1993                      1994              1993
Net Sales from Continuing Operations           $     196,225    $     182,447             $      557,664    $      547,314

Loss from Continuing Operations
 before Income Taxes (Benefit)                 $     (15,483)   $     (20,954)            $      (71,075)   $     (19,643)

Income Taxes (Benefit)                                   360           (5,824)            $      (18,122)          (5,344)

Loss Before Discontinued Operations
and Cumulative Effect of Change in Acctg.      $     (15,843)   $     (15,130)            $       (52,953)   $     (14,299)

Loss From Discontinued Operations
Net of Tax                                     $         -      $     ( 3,719)            $       ( 1,098)   $     (   231)

Loss Before Cumulative Effect of
Change in Accounting for Income Taxes          $     (15,843)   $     (18,849)            $       (54,051)   $     (14,530)

Cumulative Effect of Change in Accounting
for Income Taxes                                         -                -                           -              5,839

Net Loss                                       $     (15,843)    $    (18,849)            $       (54,051)   $      (8,691)

Weighted Average Shares                               17,722           17,997                      17,781           17,711

Loss per Common Share:
Continuing Operations                           $       (.89)    $      ( .84)              $       (2.98)    $       (.81)

Discontinued Operations                         $       -        $      ( .21)              $        (.06)    $       (.01)

Cumulative Effect of Change in Accounting               -                -                           -                 .33

Net Loss                                        $       (.89)    $      (1.05)              $       (3.04)    $       (.49)